Exhibit 4.3

BONANZA OIL & GAS, INC.
A Nevada Corporation

$800,000 SENIOR SECURED PROMISSORY NOTE
PRINCIPAL AMOUNT DUE JANUARY 31, 2009
14.0% COUPON, PAYABLE MONTHLY

PRINCIPAL AMOUNT OF THIS NOTE: $800,000.00

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

THIS NOTE AND SECURITY AGREEMENT is issued by BONANZA OIL & GAS, Inc., a Nevada corporation (hereinafter called the "Company") and is designed as its 14.0% Senior Secured Promissory Notes due January 31, 2009 (the “Note”). This Note is one of an authorized issue of unregistered debt obligations of the Company, which are collectively secured by the Company’s assets set forth in the Security Agreement attached hereto as Exhibit “A”. The Company has also entered in to concurrently herewith the Securities Purchase Agreement attached hereto as Exhibit “B”. Exhibits A and B, along with this Note, are referred to collectively herein as the “Loan Documents.” This Note matures on January 31, 2009 with interest payments due monthly beginning March 31, 2008.

FOR VALUE RECEIVED, the Company promises to pay to _________ (the “Lender”), the principal sum of ______________________________________ DOLLARS on January 31, 2009 (the “Maturity Date”) and to pay interest on the principal sum outstanding on a quarterly basis at the rate of 14.0% per annum, accruing from the date of initial issuance (the “Monthly Interest Dates”). If the Maturity Date is not a business day in the State of Nevada, then such payment shall be made on the next succeeding business day. The Company will pay the principal amount and interest due upon this Note by cashier’s or certified check on the Maturity Date and the Monthly Interest Dates, less any amount required by law to be deducted.

I.	THE NOTE AGREEMENT

1.

MATURITY. This Note shall mature and the outstanding principal balance and the final accrued monthly interest payment shall be due and payable on the Maturity Date. The Company will pay the principal amount and interest due upon this Note by cashier's or certified check on the Maturity Date.

	2.	INTEREST

a.

The outstanding principal balance of this Note shall bear interest at the rate of fourteen (14.0%) per annum. Interest shall accrue and be calculated on the basis of a 365-day year for the actual days elapsed. Interest payments shall be made on a quarterly basis commencing March 31, 2008 and on the Maturity Date.

	b.	This Note shall be deemed to be entered into by the parties within the State of Nevada and shall not be subject to any usury law or limitation.

3.

PREPAYMENT. At its option, the Company may prepay all or any portion of the outstanding principal balance of this Note at any time or from time to time without penalty or premium by giving the Lender not less than ten (10) days advance written notice and paying one hundred percent (100%) of the principal amount being prepaid plus all accrued and. unpaid interest thereon. All principal amounts prepaid shall cease to bear interest on the date of payment. If the Notes are held by more than one person and the Company elects to prepay less than all of the outstanding principal balance, then the Company shall prepay the same percentage of the outstanding principal balance of the Notes held by each such person resulting in a pro rata payment to the holders of the Notes.

4.

TRANSFER. The Lender may offer, sell, transfer, assign, pledge, hypothecate, or otherwise dispose of or encumber this Note, in person or by duly authorized attorney, at the offices of the Company upon surrender of this Note and on presentation of a duly executed written instrument of transfer, together with a written opinion of the Lender's legal counsel, reasonably satisfactory to the Company and its legal counsel, to the effect that this Note may be lawfully offered, sold, transferred, assigned, pledged, hypothecated, or otherwise disposed of or encumbered without registration and/or qualification under an applicable federal and state securities laws then in effect or in reliance upon an applicable exemption from such registration and/or qualification requirements. Thereupon, the Company shall issue a new Note or Notes of the same aggregate principal amount and amount and in authorized denominations. The Company may issue stop transfer to its transfer agent in connection with such securities laws restrictions. Any offer to sell, sale, transfer, assignment, pledge, hypothecation, or other disposition or encumbrance of this Note, or any interest therein, effected in violation of the foregoing transfer restrictions, is unlawful and shall not be consummated on the books and records of the Company or otherwise be recognized as valid by the Company, and the Company shall not have any liability therefor. The Company may, in its sole and absolute discretion, require the Lender seeking to offer, sell, transfer, assign, pledge, hypothecate, or otherwise dispose of or encumber this Note, to indemnify the Company for any claim or loss resulting from the transfer, and failure to do so, shall be substantial and good faith justification for the Company to decline the requested transfer on the books and records of the Company.

5.	Representations and Warranties of Company. As a material inducement for Lender to enter into this Agreement. Company hereby represents and warrants to Lender as follows:

	a.	Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the power and authority to carry on its business as is now being conducted.

b.

Company has all requisite power and authority to enter into this Agreement and the other Loan Documents contemplated hereby and to assume and perform fully its obligations hereunder. The execution and delivery by Company of this Agreement and the other Loan Documents contemplated hereby and the performance by Company of its obligations hereunder have been duly and validly authorized by all necessary corporate action of Company. This Agreement and the other Loan Documents contemplated hereby have been duly executed and delivered by the Company. This Agreement and the other Loan Documents contemplated hereby constitute valid and binding obligations and agreements of Company and are enforceable in accordance with their terms.

c.

The execution and delivery of this Agreement and the other Loan Documents contemplated hereby and the performance by Company hereunder (i) do not and will not conflict with or violate any provision of the bylaws of Company and (ii) do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under (C) result in the creation of any encumbrance, lien or other restriction of any nature upon the Company's assets pursuant to, (D) give any third party the right to modify, terminate or acce1erate any obligation under, (E) result in a violation of, or require any authorization. consent, approval, exemption or other action by or notice to any third party pursuant to, any agreement, instrument, order, judgment, license, permit, decree, law, regulation, ordinance or judgment to which any of Company or the Collateral (as that term is defined in the Security Agreement) or is a patty or is subject or bound.

d.

No filings with, notices to or approvals or consents of, any federal, state or local governmental or regulatory agency or body or any other third person or entity are required to be obtained by Company in connection with the consummation of the transactions contemplated by the Loan Documents.

e.

Company has no material liability or obligation of any nature relating directly or indirectly to the assets of Company, with the exception of the Company’s $250,000 Secured Promissory Note due December 17, 2008 which are secured by the Company’s Plantation assets (whether accrued or unaccrued, absolute or contingent, known or unknown, due or to become due, liquidated or unliquidated or secured or unsecured or otherwise). Company is not aware of any basis upon which any such liability or obligation may he asserted against Company or its employees, contractors or affiliates or otherwise adversely affect the transactions contemplated by the Loan Documents.

f.

There are no charges, complaints, actions, suits, disputes. investigations, arbitrations, demands or other proceedings pending or, to the best knowledge of Company, threatened before or by any court, governmental agency or instrumentality, arbitrator, person or entity to which Company is, or is threatened to be, a party or to which. to the best knowledge of Company, any employee, independent contractor or affiliate of Company is or is threatened to be a party, or which relate to Company, the business of Company, or any of the assets of Company or any other agreement related hereto. To the best knowledge of Company, there is no basis or grounds for any of the foregoing. Company is not subject to or bound by any injunction, order or decree of any court or governmental or administrative agency.

g.

There are no existing defaults, events of default, breaches or other circumstances, facts or events that with the passage of time or giving of notice, or both, would constitute a default, event of default or breach on the part of Company under any agreement of Company or otherwise.

h.

Company has obtained and maintained all required local, state and federal licenses and permits necessary to operate Company’s business and all such licenses and permits are in good standing and Company has no knowledge of any actions, claims or violations that are pending that would result in any limitations on or suspension or termination of such licenses.

i.

All financial statements and reports relating to the Company provided by Company or made available or disclosed to Lender and its accountants, attorneys and other agents are complete, accurate and fairly present the financial position and performance of Company in all material respects for the periods to which they relate, and there has been no adverse change in the condition, financial or otherwise, of Company since the last disclosed statement.

j.

All of the representations and warranties made by Company contained in the Loan Documents contemplated hereby and all information delivered in any schedule, attachment, certificate or exhibit hereto are true, correct and complete on the date of this Agreement, throughout the term of this Agreement. Company has not omitted to state to Lender any fact relating to the Company, which (i) is necessary to make the information given by or on behalf of Company not misleading, (ii) if disclosed would reasonably affect the decision of a person considering making a loan to Company or (ill) has or which could reasonably be expected to have an adverse effect upon the Company or the profits, condition (financial or otherwise) or prospects of the Company’s business.

6.	Affirmative and negative Covenants:

a.

Company will provide unaudited copies of all quarterly financial statements to Lender within 45 days after the end of each quarter and audited yearly financial statements within 90 days after the end of each year.

b.

Company shall maintain its existence, good standing and qualification to do business, where required, and comply with all laws, regulations and governmental requirements applicable to it or to any of its property, business operations and transactions.

c.

Company will notify Lender immediately if it becomes aware of the occurrence of any event of defaults (as defined herein or in any Loan Document, an “Event of Default”) or of any event that with the giving of notice or passage of time, or both, could become an Event of Default.

d.

During the term of the Loan Documents, Company agrees for itself and on behalf of any entity owned or controlled by Company ("Company's Subsidiary”) not to encumber further nor to further voluntarily grant a lien or security interest upon any assets or property of Company or Company's Subsidiary (whether real, personal, or intangible) identified in Exhibit A. Company, for itself and Company’s Subsidiary, further covenants not to suffer or permit the filing of a lien by third parties (including but not limited to tax liens and mechanics’ or materialman’s liens) upon any of the assets or property of Company or Company’s Subsidiary (whether real, personal, or intangible) identified in Exhibit A.

7.	Events of Default: The occurrence of any of the following events, in addition to any other Events of Default as defined in any Loan Document, shall constitute an "Event of Default” hereunder:

a.

Any provision of this Agreement or the Loan Documents, and any amendments thereto, is breached, with any applicable notice having been given and time to cure expired, or is untrue or misleading in any material respect;

	b.	Any warranty, representation, or statement made or furnished to Lender by Company in connection with any of the Loan Documents, is untrue or misleading in any material respect;

c.

Company is in default under any provision of any Loan Document and/or any amendments thereto, including without limitation if the Company shall fail to pay on the due date any payment of money, whether as principal, interest, late charge, or Enforcement Costs (as defined below), as required under this Agreement or any Loan Document, with any applicable notice having been given and time to cure expired;

d.

The insolvency of the Company. For purposes hereof, the term “insolvency" shall mean: (i) the appointment, by the order of a court of competent jurisdiction, of a trustee, receiver, or liquidator of the Company, if such order shall not be discharged or dismissed within sixty (60) days after such appointment; (ii) application for, or consent in writing to, the appointment of a receiver, trustee, or liquidator of all or substantially all of tile assets of the Company; (iii) the filing of a voluntary petition in bankruptcy or the admission in writing of inability to pay debts as they become due; (iv) a general assignment for the benefit of creditors; (v) the filing of a petition or an answer seeking a reorganization (other than a reorganization not involving the liabilities of the Company) or an arrangement with creditors or taking advantage of an bankruptcy or insolvency law; (vi) the filing of an answer admitting the material allegations of a petition filed against the Company in any bankruptcy reorganization, or insolvency proceeding; (vii) the insolvency of Company; (viii) the Company has suffered a material adverse effect in the reasonable discretion of the Lender; or (ix) the entering of an order, judgment, or decree by any court of competent jurisdiction on the application of a creditor adjudicating the Company as bankrupt or insolvent, or the appointment of a receiver, trustee, or 1iquidator of the Company, or of all or substantially all of the assets of the Company, if such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days from the date entered;

e.

A Change in Control of Company. For purposes hereof, the term "Change in Control" shall mean an event whereby Company is acquired, or sells, conveys, leases in one transaction all or substantially all of its property, or otherwise disposes of all or substantially all of its property or business or mergers, consolidates or enters into any recapitalization, reclassification, share exchange, conversion or other business combination or reorganization or acquisition or similar transaction with any other entity (other than a wholly-owned subsidiary); provided, however, that any such transaction with which the Company is the surviving entity shall not be a Change in Control unless as a result of the transaction the stockholders of Company own less than fifty percent (50%) of the voting power of the surviving entity after such extraordinary transaction or Company or its shareholders effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company directly or indirectly beneficially owned by Company's shareholders of record as of November 15, 2007 is disposed of; provided that a merger or sale effected solely for the purpose of changing the domicile of the Company shall not be deemed a change in control of Company.

f.

Notwithstanding anything herein to the contrary, Company shall have a ten (10) day grace period after notice from Lender to cure any non-monetary default hereunder. There shall be no grace period tor monetary default and no notice required by Lender for such default to be immediate and material. Time is of the essence hereunder.

8.	Remedies Upon Default.

a.

If an Event of Default shall occur for any reason whatsoever (and whether such occurrences shall be voluntary or involuntary, or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree, or order of any court, or any order, rule or regulation of any administrative or governmental body), or the discovery by Lender of the occurrence of any Event of Default, Lender shall have all of the rights and remedies under applicable law and, in addition, without limiting the foregoing, the right to (a) cure such defaults, with the result that all costs and expenses incurred or paid by Lender in effecting such cure shall bear interest at the highest rate permitted by law, and shall be payable upon demand; (b) accelerate the maturity of the Obligations (as defined in the Security Agreement) und demand the immediate payment thereof, and to charge the Default Rate on such Obligations without presentment, demand, protest or other notice of any kind, all of which are expressly waived, and the Lender shall have all of the rights, powers., and remedies available under the terms of the Loan Documents and all applicable laws; and (c) if the Note is not paid when due, whether at maturity or by acceleration, the Company promises to pay all costs of collection and enforcement, including but not limited to, all expenses, including reasonable attorneys' fees, paralegals' fees, legal assistant’s fees and costs, including those incurred on the appellate level and those incurred in connection with a determination of the amount of such fees and costs to which the other party is entitled, incurred by the Lender on account of such collection, whether or not suite is filed thereon (collectively, the "Enforcement Costs"). “Default Rate” shall mean 24% APR.

b.

Company hereby releases, to the extent permitted by applicable law, all errors and all rights of exemption, appeal, slay of execution, inquisition, and other rights to which Lender may otherwise be entitled under the laws or the United States of America or of any state or possession of the United States of America now in force and which may hereafter be enacted.

9.

Expenses. Upon the Closing, Company shall pay all costs and fees referenced herein, including without limitation documentary stamps, intangible tax, filing fees and costs and reasonable professional and attorney's fees, with all such amounts deducted from loan proceeds at Closing.

10.

Financing Statements. Company hereby consents to tile Lender's filing of any and all Uniform Commercial Code financing statements and deeds of trust as Lender deems necessary to perfect Lender's rights in the Collateral (as that term is defined below) pursuant to the terms of this Agreement or other Loan Documents.

11.

Company Indemnity. Company shall indemnify, defend and hold harmless Lender and its members, agents, partners, employees and independent contractors, at all times from and after the Closing Date, from and against any and all claims, actions, damages, liabilities, losses (including consequential losses), judgments, penalties, interest, fines, expenses, and/or other costs (including attorneys' fees and court costs) arising from or relating to:

a.

any negligent action or omission of Company or any of the Company's employees, contractors, agents or any other person acting under Company's supervision or control prior to, as of, or following the Closing Date;

b.

any inaccuracy or breach of any representation or warranty made by Company in this Agreement or any other Loan Document, document or instrument executed or delivered by Company in connection with this Agreement or any breach or non-performance of any covenant or agreements made by Company in this Agreement or any other Loan Document, document or instrument executed or delivered by Company in connection with this Agreement;

	c.	any Loan Document and the payments due thereunder;

	d.	the negligence or willful misconduct of Company, their agents or employees;

	e.	the misapplication or conversion by Company of any insurance proceeds paid by reason of any loss, damage or destruction to the Collateral;

f.

any state of local documentary stamp taxes, intangible taxes, personal property taxes and sales tax, if any, imposed by virtue of the execution and acceptance of this Agreement, the Loan Documents, Lender's perfection of its security interest in the Collateral, including without limitation deeds of trust filed with regard to the Lease Agreements, and the transactions contemplated hereby; and

	g.	the Company voluntarily filing for bankruptcy under federal or state laws.

12.

Waiver. The Company hereby waives diligence, presentment, protest, notice of protest, notice of dishonor, and notice of nonpayment of this Note, and specifically consents to and waives notice of any renewal or extension of this Note. The Company hereby waives the benefits of the statute of limitations to the maximum extent allowed by Law. No delay by the Lender in exercising any power or privilege hereunder, nor the single or partial exercise of any power or privilege hereunder, shall preclude any other or further exercise thereof, or the exercise of any other power or privilege hereunder.

13.	Amendment. This Note may be waived, changed, modified, or amended only with the written consent of both the Company and the Lender.

14.

Security Interest. The amounts due and payable in the ordinary course of performance under the terms of this Note and such amounts due and payable as the result of any acceleration by Lender or default by the Company shall be secured solely by the Company’s real and personal property held by its wholly owned subsidiary, Bonanza Exploration, Inc. listed in the itemization and documentation package set forth in Exhibit "A" (the “Collateral”). Prepayment by the Company of any portion of the principal and accrued interest pursuant to the terms of this Note shall not reduce or otherwise impair the security interest of the Lender in all of the real and personal property described in Exhibit “A”, except that complete repayment of all outstanding principal and interest shall release and redeem to the Company all interest in the real and personal property securing the debt. The Lender shall be entitled, at its discretion, to file with the State and/or county recorders office form UCC-1 financing statements with respect to the security interests herein contemplated. The Lender shall he entitled to and the Company shall file with the State and/or county recorders office liens on the real property interests and/or mortgages, as appropriate, with respect to the real property collateral set forth in Exhibit “A”. The Company shall provide all necessary assistance to Lender and execute all documents required by Lender to prepare and file the form UCC-1 financing statements, real property liens and mortgages, as appropriate. Prior to the filing contemplated herein, the Company agrees not to sell, transfer, assign or encumber any of the .property listed in Exhibit “A”, except in the ordinary course of business for the purpose of conducting the same. The cost of such filings shall be borne by the Company.

15.	Investment Bankers. The Company acknowledges that Viewpoint Securities, LLC is the Company’s investment banker and shall receive a 5.0% cash commission on this Note.

II.	GENERAL PROVISIONS

1.

Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The addresses for such communication shall be:

If to the Company:	Bonanza Oil & Gas, Inc.
Attn: Bill Wiseman, President
1901 Post Oak Drive, Suite 402
Houston, TX 77027
Tel: (713) 333-5808
Fax: (713) 333-5928

If to the Lender:

2.

Assignment. This agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. The rights granted the Lender under this Agreement may be assigned to any purchaser or substantially all or the Securities (or the rights thereto) from the Lender or any other assignee of the Lender. In the event of a transfer of the rights granted under this Agreement, Lender agrees that the Company may require that the transferee to comply with reasonable conditions as determined in the discretion of the Company but in no case shall the obligations of the Company be relieved of its obligations to repay principal and accrued interest.

3.

Counterparts/Facsimile. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when together shall constitute but one and the same instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

4.

Remedies. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and dec1ared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.	Headings. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made in Nevada by persons domiciled in Nevada and without regard to its principles of conflicts of laws.

7.

Severability. If any provision of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

8.	Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Purchase Agreement.

9.

Waiver of Jury Trial. COMPANY HEREBY KNOWINGLY., VOLUNTARILY AND INTENTIONALY WAIVE ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN. FURTHER, THE COMPANY HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE LENDER NOR THE LENDER'S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT THE LENDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. FINALLY, THE COMPANY ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALI, THE PROVISIONS OF THIS SECTION.

IN WITNESS WHEREOF, The parties hereto have set their hand and seal to this Agreement as of the day and year first set forth above.

[signature page to follow]

"COMPANY"

By:
       Bill Wiseman, President and CEO
       Bonanza Oil & Gas, Inc.
       A Nevada Corporation

"LENDER"

By:

Exhibit A

Apclark

25% working interest in APClark Prospect, Borden County, Texas.

Cadillac

100% lease on Cadillac Prospect in Mercedes Field, Hidalgo County, Texas

Damon

25% lease on Damon Mound Field, Brazoria County, Texas.